Exhibit 10.2
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Share Units:

Grant Date:
Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan, as amended through the Grant Date (the “Plan”), and this Global Restricted Share Unit Award Agreement for Non-Employee Directors, including any additional terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Restricted Share Unit Award Agreement for Non-Employee Directors, the “Agreement”), BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above, who is a Non-Employee Director. Each Restricted Share Unit shall relate to one ordinary share, par value US$0.0001 per share of the Company (the “Ordinary Shares”). The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Share Units. Except as set forth below, and subject to the discretion of the Administrator (as described in Section 2 of the Plan) to accelerate the following vesting schedule, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse in full upon the earlier of the first anniversary of the Grant Date or the first annual meeting of shareholders following the Grant Date, so long as the Grantee has served continuously as a member of the Board on such date; provided that if (i) the Grantee shall die while in the service of the Company, (ii) the Grantee’s service as a member of the Board terminates by reason of the Grantee’s disability (within the meaning of Section 409A of the Code), (iii) the Grantee’s service as a member of the Board terminates in connection with the consummation of a Sale Event or (iv) a Sale Event occurs and the Restricted Share Units are not assumed, continued or substituted in connection with such Sale Event, then in any such case, the Restricted Share Units shall become immediately vested in full. The date upon which such Restricted Share Units vest in accordance with this Paragraph 2 shall be referred to herein as the “Vesting Date.”
In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
3. Termination of Service.  Except as set forth in Paragraph 2 above, if the Grantee’s service as a member of the Board terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units.
4.Issuance of Ordinary Shares. As soon as practicable following the Vesting Date (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares. Notwithstanding the foregoing, if the Grantee has elected to defer payment of the Shares due upon vesting of the Restricted Share Units in accordance with the Company’s Independent Director Compensation Policy and deferral program, such issuance of Ordinary

Shares will instead be made, or commence, on the date that is elected by the Grantee in accordance with the deferral program.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.
6.Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other taxrelated items related to the Grantee’s participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is or becomes subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. However, the Company shall not be responsible for withholding any applicable Tax-Related Items, unless required by applicable law. To the extent that the Company has an obligation to withhold Tax-Related Items, , the Grantee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon settlement of the Restricted Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). As of the date hereof, the Grantee certifies that this Agreement is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act or any other securities laws.
(b)    Alternatively, the Company (or its designated agent), at its discretion, is authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Grantee’s cash compensation payable to the Grantee by the Company; or (ii) any other method of withholding determined by the Company and permitted by applicable law.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee's jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company.
(d)    While this Agreement is in effect, the Grantee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6, except and only to the extent permitted by the Company. The Grantee agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Section 409A of the Code. Except to the extent the Restricted Share Units are deferred by the Grantee pursuant to the with the Company’s Independent Director Compensation Policy and deferral program, this Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent the Restricted Share Units are deferred by the Grantee, it is intended that the Award shall be compliant with Section 409A of the Code. Notwithstanding the foregoing, the Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A or Section 457A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Grantee that the Restricted Share Units satisfy the requirements of Section 409A or Section 457A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Grantee or any other party for any tax, additional tax, interest or penalties that the Grantee or any other party may incur in the event that any provision of the Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A or Section 457A of the Code.
8.No Obligation to Continue as a Director. Neither the Plan nor these Restricted Share Units confer upon the Grantee any rights with respect to continuance as a member of the Board.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
(c)all decisions with respect to future restricted share units or other grants, if any, will be at the sole discretion of the Company;
(d)the Grantee is voluntarily participating in the Plan;
(e)the future value of the Ordinary Shares underlying the Restricted Share Units is unknown, indeterminable, and cannot be predicted with certainty;
(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s service as a member of the Board;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(h)the Company shall not be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Share Units or the subsequent sale of any Ordinary Shares acquired upon settlement.
11.Appendix. Notwithstanding any provision of this Global Restricted Share Unit Award Agreement for Employees, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries or regions included in the Appendix during the term of the Restricted Share Units, the additional terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
12.Language. The Grantee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms of this Agreement. If the Grantee has received this Agreement, or any other documents related to the

Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
14.Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
15.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
16.Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Units and the Ordinary Shares acquired upon settlement of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.
20.Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Share Units, the Grantee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending on the Grantee’s country, the broker's country or the country in which the Ordinary Shares or the ADSs are listed, the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Restricted Share Units) or rights linked to the value of Ordinary Shares during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should speak to his or her personal advisor on this matter.
21.Foreign Asset/Account, Exchange Control and Tax Reporting. The Grantee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Grantee’s ability acquire or hold Restricted Share Units or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that he or she report such Restricted Share Units, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEIGENE, LTD.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s signature

Name:

Grantee’s address:

[Signature Page to Global Restricted Share Unit Award Agreement for Non-Employee Directors
under the 2016 Share Option and Incentive Plan]

APPENDIX
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Share Unit Award Agreement for Non-Employee Directors (the “RSU Agreement”).
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Share Units if the Grantee resides in one of the countries or regions listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing (or is considered as such for local law purposes), or the Grantee transfers residency to a different country after the Restricted Share Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries or regions as of April 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Share Units or sells any Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing (or is considered as such for local law purposes), or if the Grantee transfers residency to a different country after the Restricted Share Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.
DATA PRIVACY PROVISIONS
(a)Data Collection and Usage. The Company collects, processes and uses certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), nationality, any Ordinary Shares held in the Company, details of all Restricted Share Rights or any other entitlement to Ordinary Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), which are assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with MSSB, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China ("PRC") and the United States, respectively. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the PRC or the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Share Units or other equity awards to the Grantee or administer or maintain such awards.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the Company’s local human resources representative.
(g)Alternative Basis. The Grantee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Grantee may provide another data privacy consent. If applicable, the Grantee agrees that upon request of the Company, the Grantee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from the Grantee for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company.
SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. The Grantee hereby agrees that any Ordinary Shares acquired pursuant to the Restricted Share Units will not be sold or offered for sale in Singapore, unless such sale or offer is made: (1) after six (6) months of the Grant Date, (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 1006 Ed.) (“SFA”), or (3) pursuant to, and in accordance with, the conditions of any other applicable provisions of the SFA.
Notifications
Securities Law Information. The grant of the Restricted Share Units is being made in reliance on section 273(1)(f) of the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
TAIWAN
Notifications
Securities Law Information. This offer of participation in the Plan is available only for Non-Employee Directors. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Grantee understands and acknowledges that the Grantee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to US$5,000,000 per year. The Grantee further understands that if the transaction amount is TWD$500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Grantee acknowledges that the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.